Exhibit 99.1

HERITAGE COMMERCE CORP ANNOUNCES COMPLETION
OF SUBORDINATED NOTES OFFERING

San Jose, CA – May 11, 2022 – Heritage Commerce Corp (NASDAQ: HTBK) the holding company (the “Company”), for Heritage Bank of Commerce, announced today the completion of its private placement offering of $40 million of the Company’s 5.0% Fixed-To-Floating Rate Subordinated Notes due 2032 (the “Notes”).

The Company intends to use the net proceeds of this offering for general corporate purposes, including the repayment of the Company’s outstanding 5.25% Fixed-To-Floating Rate Subordinated Notes due 2027 (“2027 Notes”) which have an initial call date of June 1, 2022.

Keefe, Bruyette & Woods, A Stifel Company, and PNC FIG Advisory, part of PNC Capital Markets LLC acted as co-placement agents for the offering.

On May 13, 2022, the Company will notify the holders of the 2027 Notes that the Company has elected to redeem, in whole, the outstanding 2027 Notes on June 1, 2022. The notice to the 2027 Note holders will be given on the Company’s behalf by Wilmington Trust, National Association, as Trustee for the 2027 Notes.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Contact:

Deborah K. Rueter
Executive Vice President and Corporate Secretary
(408) 947-6900